SECURITIES EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT (the “Agreement”) dated as of the 23rd day of April, 2007, by and among Global Immune Technologies Inc., a corporation organized under the laws of the State of Wyoming, United States of America (“GIMU”), and MedPri Limited, a company organized under the laws of England and Wales (“MEDPRI”).

WITNESSETH:

WHEREAS, GIMU wishes to acquire from MEDPRI’s shareholders all of the issued and outstanding stock of MEDPRI in exchange for certain securities to be issued by GIMU; and

WHEREAS, MEDPRI, acting as the agent of its shareholders, wishes to acquire from GIMU, for delivery to MEDPRI’s shareholders on a pro rata basis, such certain securities to be issued by GIMU in exchange; and

WHEREAS, to facilitate this transaction, MEDPRI will agree to obtain from all its shareholders, for delivery to GIMU, their stock certificates properly endorsed and assigning their shares to GIMU (“the MEDPRI Stock Certificates”) or, in the event their shares are uncertificated shares, appropriate documents that direct the MEDPRI registrar and transfer agent to transfer their shares to GIMU (“the MEDPRI Transfer Documents”); and

WHEREAS, GIMU and MEDPRI are entering into this third party beneficiary Agreement to provide for such exchange and to establish various rights and obligations in connection therewith, including the reorganization of the Board of Directors and management of GIMU such that effective as of the closing of the transactions contemplated hereby the Board of Directors of GIMU shall consist entirely of Robert Stewart, Harry Platt and Raymond Jarvis, and that the Chief Executive Officer shall be Robert Stewart.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Exchange of Securities.

1.1  GIMU Consideration. On the terms and subject to the conditions set forth in this Agreement; GIMU shall deliver to MEDPRI at Closing, which shall occur on or before the 11th day of May, 2007 (unless extended by mutual agreement), the following securities (“the Securities), which Securities MEDPRI, as agent for its shareholders, shall immediately register in the names of the MEDPRI shareholders in amounts determined on a pro rata basis with reference to their respective amounts of shareholdings and deliver to each MEDPRI shareholder certificates representing his or its pro rata share of the Securities:

(a) A certificate representing Seventy-Four Million (74,000,000) shares of the Common Stock of GIMU registered in the name of “MedPri Limited, as agent for its Shareholders”;

(b) A certificate registered in the name of “MedPri Limited, as agent for its Shareholders” representing Seven Million Four Hundred Thousand (7,400,000) Common Stock Purchase Warrants, each Warrant representing the right to purchase one share of Common Stock of GIMU for a price of Fifty Cents (US $0.50), valid for a period of 5 years from the date of this Agreement; and
Exhibit 2
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(c) A Convertible Promissory Note payable to “MedPri Limited, as agent for its Shareholders”, bearing no interest, in the principal amount of Ten Million United States Dollars ($10,000,000) payable automatically and without demand on the third anniversary of the date of this Agreement, such Note to be convertible into shares of Common Stock of GIMU at the holder’s option at any time prior to the maturity date, such conversion to be at a price equal to Eighty-Five Percent (85%) of the average closing price (meaning the price of the last transaction booked during regular market hours, and exclusive of after-hours trading), of GIMU Common stock over the immediately preceding five business days. At no time shall such conversion price be less than Forty Cents (US $ 0.40) or greater than One Dollar (US $ 1.00); and

1.2 As additional consideration, GIMU shall deliver to MEDPRI at Closing a Promissory Note issued to Medical Monitors Limited (“the Medical Monitors’ Note”) and for delivery by MEDPRI to Medical Monitors in consideration for Medical Monitors’ assignment to MEDPRI of certain Intellectual Property described on Exhibit A attached hereto, the Medical Monitors’ Note to bear no interest, be in the amount of Four Million United States Dollars ($4,000,000) payable automatically and without demand on the first anniversary of the date of this Agreement, and to be convertible into shares of Common Stock of GIMU at the holder’s option at any time prior to the maturity date, such conversion to be at a price equal to Eighty-Five Percent (85%) of the average closing price (meaning the price of the last transaction booked during regular market hours, and exclusive of after-hours trading), of GIMU Common stock over the immediately preceding five business days. At no time shall such conversion price be less than Forty Cents (US $ 0.40) or greater than One Dollar (US $1.00).

1.3 MEDPRI Consideration. In exchange for the consideration described in paragraphs 1.1 and 1.2 above, MEDPRI shall deliver to GIMU the MEDPRI Stock Certificates or the MEDPRI Transfer Documents.

1.4 The Transaction. The events described in this paragraph 1 are hereinafter referred to as “the Transaction”.

2.  Representations and Warranties of GIMU. GIMU represents and warrants to MEDPRI as follows:

2.1 Due Organization. GIMU is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate, and lease its properties and assets and to conduct its business as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or business requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the business of GIMU or its operations, affairs, properties, or assets. GIMU is domiciled in the State of Wyoming, USA.

2.2 Compliance with Law. GIMU has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations, and qualifications under all federal, state, local, and foreign laws and regulations, and with all federal, state, local, and foreign governmental or regulatory authorities (“Authority”) required for the conduct by it of its business and the ownership or possession by it of its properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations, or qualifications could not, individually or in the aggregate, have a material adverse effect on the condition of GIMU. GIMU is in compliance with all laws, regulations, ordinances, orders, and decrees (including, without limitation, all environmental and occupational, health, and safety laws) of any governmental authority applicable to the conduct by GIMU of its business and to its ownership and possession of its properties and assets other than where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the condition of GIMU.

Exhibit 2
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2.3 Securities Regulation. GIMU has never been subject to any claim or proceeding brought by any shareholder of it under any state or federal securities laws. The pre-Closing common stock of GIMU, at the time of the closing of the Transaction, will be freely trading as a priced quotation listed on the Over the Counter Bulletin Board of the National Association of Securities Dealers or on the Over the Counter Pink Sheets, and there is no investigation or inquiry by the NASD, the U.S. Securities and Exchange Commission, or any state securities regulator relating to such stock or GIMU. At the time of the closing of the Transaction, GIMU will have filed all reports and other documents required to be filed by it with the SEC, the NASD and any state securities regulator. The consummation of the Transaction will have no adverse effect on the continued public listing of GIMU common stock.

2.4 Authorization, Execution, and Delivery of Agreement.

(a) The execution and delivery of this Agreement, the delivery of the Securities and the Medical Monitors’ Note to MEDPRI, and the consummation of the Transaction (i) are within the corporate power and authority of GIMU, (ii) do not require the approval or consent of any stockholders of GIMU, and (iii) have been duly authorized by all necessary corporate power on the part of GIMU. This Agreement has been duly executed and delivered by GIMU, and this Agreement constitutes the legal, valid, binding, and enforceable obligation of GIMU.

(b) The Securities and the Medical Monitors’ Note have been duly authorized by all necessary corporate action on the part of GIMU. The shares of Common Stock of GIMU contemplated by the Transaction, when issued, shall be fully paid and non-assessable, and free and clear of any encumbrances.

2.5 Capitalization. The authorized capital stock of GIMU consists of an unlimited number shares of shares of common stock, no par value per share, of which 16,195,642 shares are issued and outstanding. All of the outstanding equity securities of GIMU have been duly authorized and validly issued and are fully paid and non-assessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of GIMU. None of the securities of GIMU was issued in violation of law.

2.6 Financial Statements. The Management Accounts attached hereto as Schedule 2.5 (the “Management Accounts”) present fairly the financial condition and results of operations of the Business, as of the date thereof and for the periods covered thereby.

2.7 Books and Records. The books of account and other financial records of GIMU are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of GIMU are complete and accurate in all material respects, and contain records of all meetings held (and consents in lieu of meetings) by the shareholders and the board of directors of GIMU.

Exhibit 2
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2.8 No Undisclosed Liabilities. GIMU has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Management Accounts.

2.9 Taxes.

(a) GIMU has duly filed or caused to be filed (or obtained valid, currently effective extensions for filing) all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other tax returns, reports, estimates and information and other statements or returns which are required to be filed by or on behalf of it pursuant to law ("Tax Returns"). All such Tax Returns were correct in all respects as filed and reflect in all respects the federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other taxes, duties, fees, imposts and governmental charges (and charges in lieu of any thereof), together with interest, and additions to tax and penalties required to be paid or collected by (or allocable to) GIMU (collectively "Taxes"). GIMU (i) has paid or caused to be paid all Taxes as shown on the Tax Returns and on any assessment received by it and (ii) has properly and fully recorded as accrued or deferred liabilities all Taxes for any period from the date of the last reporting period covered by such Tax Returns. GIMU has not received any written notice of any audit, or any dispute or claim being threatened by any relevant taxing authority concerning any Tax Return or liability for Taxes.

2.10 Legal Proceedings; Orders.

(a) There is no pending or, to GIMU’s knowledge, threatened proceeding:

(i) by or against GIMU or that otherwise relates to or would reasonably be expected to affect its business, or

(ii) that challenges, or that will or could reasonably be expected to prevent, delay, make illegal, or otherwise interfere with, any of the transactions contemplated hereby.

(b) There is no order or group of orders issued by any governmental agency to which GIMU or any of its assets is subject; and no officer, director, agent, or employee of GIMU is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of GIMU in any material respect.

2.11 Absence of Certain Changes and Events. Since the date of the Management Accounts, GIMU has conducted its business only in the ordinary course of business and there has not been any:

(a) change in GIMU's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of GIMU; or issuance of any security convertible into such capital stock;

Exhibit 2
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(b) amendment to the organizational documents of GIMU;

(c) payment (except in the ordinary course of business) or increase by GIMU of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, amendment to, or increase in the payments to or benefits under, any Employee Plan;

(e) cancellation or waiver of any claims or rights of GIMU;

(f) change in the accounting methods used by GIMU; or

(g) agreement, whether oral or written, by GIMU to do any of the foregoing.

2.12 Disclosure.

(a) No representation or warranty or other statement made by GIMU in this Agreement contains a material misstatement of fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) No additional information to be delivered by GIMU pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3. Representations and Warranties of MEDPRI. MEDPRI represents and warrants to GIMU as follows:

3.1 Due Organization. MEDPRI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate, and lease its properties and assets and to conduct its business as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or business requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the business of MEDPRI or its operations, affairs, properties, or assets.

3.2 Authorization, Execution, and Delivery of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of MEDPRI, (ii) do not require the approval or consent of any stockholders of MEDPRI which has not been received, and (iii) have been duly authorized by all necessary corporate power on the part of MEDPRI. This Agreement has been duly executed and delivered by MEDPRI, and this Agreement constitutes the legal, valid, binding, and enforceable obligation of MEDPRI.

3.3 Outstanding Shares. The issued capital stock of MEDPRI consists of Fifty eight million and three hundred and two thousand (58,302,000) million shares of Common Stock, par value ₤0.01 (one pence sterling) per share. All of the outstanding equity securities of MEDPRI have been duly authorized and validly issued and are fully paid and non-assessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of MEDPRI. None of the securities of MEDPRI was issued in violation of law. At least one week prior to the closing, MEDPRI shall deliver to GIMU an accurate list of its shareholders, the list to show the number of shares owned by each shareholder, the address of each shareholder and any other information required by GIMU’s registrar and transfer agent.

Exhibit 2
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3.4 Disclosure.

(a) No representation or warranty or other statement made by MEDPRI in this Agreement contains a material misstatement of fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) No additional information to be delivered by MEDPRI pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4. Conditions Precedent Additional Agreements.

4.1 Reorganization of Management. GIMU hereby covenants and agrees to deliver resignations of all directors and officers effective as of the closing, and to cause the appointment of Robert Stewart, Harry Platt and Raymond Jarvis, to the board of directors and the appointment of Robert Stewart as Chief Executive Officer effective as of the closing.

4.2 Due Diligence. From and after the date hereof each of the parties hereto will cooperate with and provide the other parties hereto with prompt access to such information as such parties may reasonably request (and which is in such party’s possession or reasonably obtainable) in connection with their ongoing due diligence investigations.

5.  General Provisions.

5.1  Survival of Representations, Warranties and Agreement. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representation and warranty in this Agreement shall survive the Closing.

5.2 Expenses. Each party hereto shall pay its, his or her own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transaction contemplated hereby.

5.3 Laws. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, United States of America.

5.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes and integrates all prior oral or written agreements, if any, and may only be modified by written amendment signed by an authorized representative of each party.

Exhibit 2
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6.5. No Conflicting Agreements. Each party states that there is no agreement between itself and any other person, firm, or corporation that would cause this Agreement not to have full force and effect.

* * * * *

Exhibit 2
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IN WITNESS WHEREOF, the parties have duly executed this Securities Exchange Agreement as of the date first written above.

Global Immune Technologies Inc.

/s/ Don Perks
Don Perks Chief Executive Officer

MedPri Limited

/s/ Harry Platt
Harry Platt Chief Executive Officer

Exhibit 2
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